Silk Road Medical Provides COVID-19 Pandemic Update

SUNNYVALE, Calif. – April 6, 2020 – Silk Road Medical, Inc. (Nasdaq: SILK), a company focused on reducing the risk of stroke and its devastating impact, today provided a corporate update in response to the COVID-19 pandemic.

Silk Road Medical is committed to working closely with its partners as part of the coordinated public and private sector response to this unforeseen event. The Company is proactively taking the following steps:

•Protecting the health and wellbeing of employees and others: In line with recommendations from federal and local government and healthcare agencies, Silk Road Medical has transitioned employees, except for those deemed essential to key aspects of the business, to a remote work environment. The Company has also made cash and personal protective equipment donations to local and national organizations including Santa Clara county hospitals.

•Supporting our customers and the patients they serve: Silk Road Medical recognizes the importance of minimizing the spread of the virus while also maintaining essential functions to support the care of patients with carotid artery disease requiring urgent treatment. Our field-based team continues to be available to support TCAR procedures, either in person or virtually.

•Preserving financial flexibility: Until we have more clarity on the scope and duration of the impact from the COVID-19 outbreak, Silk Road Medical has taken preemptive steps to curtail near-term spending, including delaying previously contemplated executive salary increases and reducing non-essential sales, general, and administrative expenses.

“On behalf of our entire company, I would like to thank the medical community for all they are doing to care for those who are ill and for the many personal sacrifices they must endure. As we navigate this evolving time of unprecedented uncertainty, our top priorities are supporting our customers and protecting the health and well-being of the Silk Road Medical employee team and their families,” said Erica Rogers, Chief Executive Officer of Silk Road Medical. “While we expect the COVID-19 pandemic to impact our business over the short term as some procedures are temporarily deferred, we have taken swift and proactive measures to minimize business disruptions and preserve financial flexibility. Looking beyond the short term, we remain confident in the durability and strength of our business as we work toward changing the standard of care.”

Silk Road Medical had approximately $109 million in cash, cash equivalents, and short- and long-term investments as of December 31, 2019.

Update on 2020 Financial Guidance
Silk Road Medical is withdrawing its previously announced annual guidance for 2020, which was issued on February 26, 2020. Given the uncertain scope and duration of the pandemic, Silk Road Medical is unable to estimate the impact of the COVID-19 outbreak on its operations and financial results. Silk Road Medical plans to provide additional information during its next earnings release and conference call.

About Silk Road Medical
Silk Road Medical, Inc. (NASDAQ: SILK), is a medical device company located in Sunnyvale, California, that is focused on reducing the risk of stroke and its devastating impact. The company’s flagship procedure, TransCarotid Artery Revascularization (TCAR), is clinically proven to treat blockages in the carotid artery at risk of causing a stroke. For more information on how Silk Road Medical is delivering brighter patient outcomes through brighter clinical thinking, visit www.silkroadmed.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include the impact of COVID-19 on our business. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled Risk Factors and elsewhere in Silk Road Medical’s Form 10-K filing made with the Securities and Exchange Commission on March 2, 2020. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Silk Road Medical disclaims any obligation to update these forward-looking statements.

Investors:
Lynn Lewis
Gilmartin Group
investors@silkroadmed.com

Media:
Michael Fanucchi
Silk Road Medical
mfanucchi@silkroadmed.com